                                   EX-99-B.4.4

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

            ENDORSEMENT TO COMMUTE REMAINING PERIOD OF FIXED PAYOUT
          ON ANNUITIES THAT PROVIDE FOR PAYOUTS OVER A CERTAIN PERIOD.


The Contract is hereby endorsed as follows:

New sections entitled Withdrawal Frequency and Amounts and Early Withdrawal Charge Schedule are added to the Contract Schedule to include the following language

WITHDRAWAL FREQUENCY AND AMOUNTS

              Fixed Period Certain Annuity Withdrawals: Under a Fixed Period Certain Annuity, withdrawals may be elected once a year. No withdrawals are allowed from a Fixed Period Certain Annuity in the first contract year. In subsequent contract years, full or partial withdrawals are allowed, provided that under a partial withdrawal the remaining Annuity payments would equal $50 or more.

EARLY WITHDRAWAL CHARGE SCHEDULE

                                                                                           Early Withdrawal Charge
                Number of Years from Contract Effective Date                               (% of Withdrawal Value)
                ----------------------------------------------------- --------------- ----------------------------------
                1 or more, but fewer than 2                                                           6%

                2 or more, but fewer than 3                                                           5%

                3 or more, but fewer than 4                                                           4%

                4 or more, but fewer than 5                                                           3%

                5 or more, but fewer than 6                                                           2%

                6 or more, but fewer than 7                                                           1%

                7 or more                                                                             0%

              If this contract is established as a rollover from another contract issued by Aetna or an affiliate, the early withdrawal charge will be determined according to the effective date of the account under such predecessor contract.

New sections entitled Withdrawal/Partial Withdrawal, Change of Payment Period and Withdrawal Value are added to "Benefit Provisions" to include the following language:

4.02       WITHDRAWAL/PARTIAL WITHDRAWAL

              If this contract is issued as a Fixed Period Certain Annuity as described on the Specifications page, the Contract Holder may elect to receive the withdrawal value of all or a portion of the Guaranteed Payments. If a portion of the Guaranteed Payments under a Fixed Period Certain Annuity is withdrawn, the remaining Annuity payments will be reduced proportionally. Withdrawals are subject to an early withdrawal charge as shown on the Contract Schedule.

4.03       WITHDRAWAL VALUE

           a) All withdrawal values will be determined as of the Valuation Date next following when a written request for withdrawal is received in good order by Aetna at its home office.

           b) Under a Fixed Period Certain Annuity, the withdrawal value is equal to the present value of the remaining Guaranteed Payments calculated using the adjusted contract rate.

The adjusted contract rate equals:

                      (Rate of Return) + WY - IY

                      where: Rate of Return is the Fixed Annuity Present Value Interest Rate shown on the Specifications page

                      WY is the Withdrawal Yield

                      IY is the Issue Yield

              WY is determined as follows:

               1) WY is the average of the yields, as published in the Wall Street Journal on the Friday before the date of withdrawal, of the three, or more if Aetna deems necessary*, noncallable noninflation adjusted Treasury Notes or Bonds maturing on or closest to the Withdrawal Duration Date.

               2) "Withdrawal Duration Date" is the date (month and year) obtained when the withdrawal duration is added to the date of withdrawal.

               3) "Withdrawal Duration" equals 1 plus the number of whole years from the date of withdrawal until the final 3) Guaranteed Payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

              IY is determined as follows:


               1) IY is the average of the yields as published in the Wall Street Journal on the Friday before the Contract Effective Date OR BENEFIT CHANGE DATE, of the three, or more if Aetna deems necessary, noncallable noninflation adjusted Treasury Notes or Bonds maturing on or closest to the Issue Duration Date.

               2) "Issue Duration Date" (month and year) is obtained when Issue Duration is added to the Contract Effective Date OR BENEFIT CHANGE DATE.

               3) "Issue Duration" equals 1 plus the number of whole years from issue until the final payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

4.04       CHANGE OF PAYMENT PERIOD

              BEGINNING IN THE SECOND CONTRACT YEAR, THE CONTRACT HOLDER MAY, BY WRITTEN REQUEST, INCREASE OR DECREASE THE REMAINING NUMBER OF GUARANTEED PAYMENTS. THE REQUEST SHOULD BE RECEIVED BY AETNA IN GOOD ORDER 30 DAYS PRIOR TO THE CONTRACT ANNIVERSARY. AVAILABILITY IS BASED ON THE TERMS AND CONDITIONS ESTABLISHED BY AETNA. IF ELECTED, THE WITHDRAWAL VALUE OF THE CONTRACT WILL BE CALCULATED ON THE ANNIVERSARY DATE AS DESCRIBED IN SECTION 4.03(b). THE WITHDRAWAL VALUE AND THE CHANGE IN THE PERIOD WILL DETERMINE THE ADJUSTED NUMBER OF GUARANTEED PAYMENTS. THE CONTRACT EFFECTIVE DATE AND THE EFFECTIVE DATE OF THIS CHANGE OR BENEFIT CHANGE DATE WILL BE SHOWN IN THE SUPPLEMENTAL SPECIFICATION PAGES, WHICH WILL BE SENT TO THE CONTRACT HOLDER.

The section entitled Death Benefit Provision is amended by adding item d) and replacing item a) with the following language:

               a) If the Annuitant dies, or under a joint Annuity option the Survivor dies, any remaining Guaranteed Payments will be paid to the Beneficiary as specified in the Schedule of Benefits on the Specifications page. Such payments will be paid at least as rapidly as under the method of distribution then in effect. The Beneficiary may elect to receive the withdrawal value of any remaining Guaranteed Payments. No early withdrawal charge will apply to a) the withdrawal value in this situation.

               d) The withdrawal value under this death benefit provision will be determined as of the Valuation Date next following when proof of death acceptable to Aetna and a request for payment are received in good order at Aetna's home office. If this contract is issued as a Fixed Period Certain Annuity, the withdrawal value will be determined as described in the section entitled withdrawal value.

Endorsed and made a part of this contract on the Contract Effective Date.






                                      President
                                      Aetna Life Insurance and Annuity Company


(* IN MOST CASES, THREE TREASURY RATES WILL BE USED. HOWEVER, THERE COULD BE MULTIPLE TREASURIES THAT SHARE THE SAME MATURITY DATE. FOR EXAMPLE, THERE COULD BE FOUR TREASURIES WITH THE SAME MATURITY DATE CLOSE TO THE CONTRACT'S ISSUE DURATION DATE. IT IS ONLY IN CASES SUCH AS THESE THAT AETNA WILL USE MORE THAN THREE TREASURIES IN THE AVERAGE.)